Exhibit 12.02


                                  HSBC USA Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in millions, except ratios)

                                                                             Year Ended December 31,
                                                           2000         1999         1998         1997        1996
                                                          ------       ------       ------       ------      ------
Excluding interest on deposits
Net income                                                $  568       $  464       $  527       $  471      $  380
Applicable income tax expense                                340          308          238          193         171
Less undistributed equity earnings                             8            4            2            2           2
Fixed charges:
  Interest on:
   Borrowed funds                                            445          130          204          197         121
   Long-term debt                                            420          112           96          112          48
  One third of rents, net of income from
   subleases                                                  22           15           14           14          12
                                                          ------       ------       ------       ------      ------
Total fixed charges                                          887          257          314          323         181
Earnings before taxes based on income
 and fixed charges                                        $1,787       $1,025       $1,077       $  985      $  730
                                                          ------       ------       ------       ------      ------

Total fixed charges                                       $  887       $  257       $  314       $  323      $  181
Preferred dividends                                           28            -            -            1           6
Ratio of pretax income to income
 after applicable income tax expense                        1.60         1.66         1.45         1.41        1.45
                                                          ------       ------       ------       ------      ------
Total preferred stock dividend factor                         44            -            -            2           9
Fixed charges, including preferred stock
 dividend factor                                          $  931       $  257       $  314       $  325      $  190
                                                          ------       ------       ------       ------      ------

Ratio of earnings to combined fixed charges
 and preferred dividends                                    1.92         3.99         3.43         3.03        3.84
                                                          ------       ------       ------       ------      ------

Including interest on deposits

Total fixed charges, including preferred
 stock dividend factor (as above)                         $  931       $  257       $  314       $  325      $  190
Add: Interest on deposits                                  2,334          853          867          679         481
                                                          ------       ------       ------       ------      ------
Fixed charges, including preferred stock
 dividend factor and interest on deposits                 $3,265       $1,110       $1,181       $1,004      $  671
                                                          ------       ------       ------       ------      ------

Earnings before taxes based on
 income and fixed charges (as above)                      $1,787       $1,025       $1,077       $  985      $  730
Add: Interest on deposits                                  2,334          853          867          679         481
                                                          ------       ------       ------       ------      ------
Total                                                     $4,121       $1,878       $1,944       $1,664      $1,211
                                                          ------       ------       ------       ------      ------

Ratio of earnings to combined fixed charges
 and preferred dividends                                    1.26         1.69         1.65         1.66        1.80
                                                          ------       ------       ------       ------      ------


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